EXHIBIT 21.1

                                  SUBSIDIARIES


Carr Real Estate Services, Inc.
CarrAmerica Development, Inc.
OmniOffices, Inc.
Carr Redmond Corporation
CarrAmerica Realty Services, Inc.
Carr Parkway North I Corporation
CarrAmerica Realty GP Holdings, Inc.
CarrAmerica Realty LP Holdings, Inc.
Carr Realty, L.P.
CarrAmerica Realty, L.P.
Carr Real Estate Services Partnership
Willard Associates
1747 Pennsylvania Avenue Associates, L.P.
Square 24 Associates
Phase I 7th & F Associates
Bond Texas Limited Partnership
Bond Building Limited Partnership
Carr Square 225 Associates
Phase I 456 Associates
Capital 50 Associates
Square 50 Associates
CC-JM II Associates
1717 Pennsylvania Avenue, L.L.C.
Carr Real Estate Services, L.L.C.
CarrAmerica Realty Properties, Inc.
US West, L.L.C.
Carr Development & Construction, LP